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Exhibit A

Joint Filing Agreement Pursuant to Rule 13d-1

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto, the “Schedule 13G”) relating to the Common Stock, $0.001 par value per share, of Opiant Pharmaceuticals Inc., which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13G, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13G, filed on behalf of each of the parties hereto.

Date: February 15, 2023

Western Standard Partners, L.P.

By: Western Standard, LLC, its General Partner

By:	/s/ Eric D. Andersen
Eric D. Andersen, Managing Member

Western Standard, LLC

By:	/s/ Eric D. Andersen
Eric D. Andersen, Managing Member

/s/ Eric D. Andersen
Eric D. Andersen